Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2002 Employee Stock Purchase Plan of ProBusiness Services, Inc. of our report dated July 26, 2002 (except for note 15, as to which the date is August 29, 2002) with respect to the consolidated financial statements of ProBusiness Services, Inc. included in its Annual Report (Form 10-K) for the year ended June 30, 2002 filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Walnut Creek, California
December 3, 2002